MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
THIRD QUARTER 2026

Revenue Grew 7.5% Compared to Third Quarter 2025
Net Income of $0.03 Per Diluted Share for Third Quarter 2026

CALABASAS, Calif., November 6, 2026 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research and advisory services, reported its third quarter financial results today.
Third Quarter 2026 Highlights Compared to Third Quarter 2025
•Total revenue increased by 7.5% to $208.4 million, compared to $193.9 million
•Brokerage commissions increased by 7.4% to $174.1 million, compared to $162.2 million
•Private Client Market brokerage revenue increased by 3.6% to $106.0 million, compared to $102.3 million
•Middle Market and Larger Transaction Market brokerage revenue increased by 18.1% to $62.0 million, compared to $52.5 million
•Financing fees increased by 2.6% to $27.0 million, compared to $26.3 million
•Pre-tax income increased by $1.1 million to $2.6 million compared to $1.5 million
•Net income of $1.0 million, or $0.03 per common share, diluted, compared to $0.2 million, or $0.01 per common share, diluted
•Adjusted EBITDA1 increased by $1.3 million to $8.2 million compared to $6.9 million
Nine Months 2026 Highlights Compared to Nine Months 2025
•Total revenue increased by 14.0% to $582.8 million, compared to $511.2 million
•Brokerage commissions increased by 12.2% to $479.2 million, compared to $427.2 million
•Private Client Market brokerage revenue increased by 9.8% to $300.3 million, compared to $273.5 million
•Middle Market and Larger Transaction Market brokerage revenue increased by 18.9% to $161.3 million, compared to $135.6 million
•Financing fees increased by 19.0% to $84.1 million, compared to $70.7 million
•Pre-tax income increased by $22.9 million to $6.7 million compared to pre-tax loss of $16.2 million
•Net income of $1.8 million, or $0.05 per common share, diluted, compared to a net loss of $15.2 million, or $0.39 per common share, diluted
•Adjusted EBITDA1 increased by $23.7 million to $23.3 million compared to $(0.4) million

“MMI continued to deliver revenue growth and improved financial results during the quarter despite another rise in interest rates and continued pressure on real estate valuations,” said Hessam Nadji, President and Chief Executive Officer of Marcus & Millichap. “Private client activity grew at a more moderate pace as bid-ask spreads widened following the 80 bps increase in the 10-year Treasury yield during the quarter. At the same time, our increased penetration of the middle market and larger transactions continued to drive stronger revenue growth.”

Mr. Nadji continued, “The near-term outlook remains somewhat tempered by the interest rate volatility of the past several months. However, we are seeing a growing number of assets that need to trade as loans mature and previously postponed transactions run out of time going into 2027. The price adjustments of the past three years, together with lenders’ increased ability to dispose of underperforming assets, are expected to result in increased sales activity. Our focus on platform improvements, talent acquisition and supporting our sales force remains on track. We are excited about our key growth initiatives to expand revenue lines and market share, while leveraging our strong balance sheet to pursue strategic acquisitions in 2027 and beyond.”
1 Please refer to the reconciliation of U.S. GAAP measures to non-GAAP measures at the end of this release for more information.

Third Quarter 2026 Results Compared to Third Quarter 2025
Total revenue for the third quarter 2026 was $208.4 million, an increase of 7.5% compared to $193.9 million for the third quarter 2025.

For real estate brokerage commissions, revenue was $174.1 million, an increase of 7.4% compared to the same period in the prior year. The increase was primarily attributed to a 12.6% increase in total brokerage sales volume, partially offset by a nine basis point decrease in the average commission rate earned compared to the third quarter 2025. The Middle Market and Larger Transaction Market revenue increased by 18.1% and the Private Client Market revenue increased by 3.6%.

For financing fees, revenue was $27.0 million, an increase of 2.6% compared to the same period in the prior year. The increase was primarily attributed to a five basis point increase in the average fee rate earned and a 0.7% increase in total financing volume, compared to the third quarter 2025.

Total operating expenses for the third quarter 2026 were $209.3 million compared to $196.3 million for the same period in the prior year. The change was primarily due to an increase of $12.5 million in cost of services. Cost of services as a percentage of total revenue increased by 160 basis points to 64.0% compared to the same period during the prior year, primarily due to our senior investment sales and financing professionals earning higher commissions in 2026.

Selling, general and administrative expenses increased to $73.5 million for the third quarter 2026 compared to $72.5 million for the same period in 2025. The net increase of $1.0 million is primarily due to an increase in IT related costs partially offset by a decrease in litigation costs. In the third quarter of 2025, a $4.0 million legal accrual was recorded related to an ongoing litigation matter.

Net income for the third quarter 2026 was $1.0 million, or $0.03 per common share, diluted, compared to $0.2 million, or $0.01 per common share, diluted, for the same period in 2025. Adjusted EBITDA for the third quarter 2026 was $8.2 million, compared to $6.9 million for the same period in the prior year, primarily as a result of the decrease in operating losses.
Nine Months 2026 Results Compared to Nine Months 2025
Total revenue for the nine months ended September 30, 2026 was $582.8 million, compared to $511.2 million for the same period in the prior year, an increase of $71.6 million, or 14.0%. Total operating expenses for the nine months ended September 30, 2026 increased by 8.7% to $587.2 million compared to $540.3 million for the same period in the prior year. Cost of services as a percentage of total revenue increased to 62.4%, an increase of 60 basis points compared to the first nine months of 2025.

The Company’s net income for the nine months ended September 30, 2026 was $1.8 million, or $0.05 per common share, diluted, compared to a net loss of $15.2 million, or $0.39 per common share, diluted for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2026 was $23.3 million compared to $(0.4) million for the same period in the prior year. As of September 30, 2026, the Company had 1,670 investment sales and financing professionals, compared to 1,669 at the end of the same period last year.
Capital Allocation
On July 31, 2026, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, which was paid on October 6, 2026, to stockholders of record at the close of business on September 15, 2026.

During the nine months ended September 30, 2026, the Company repurchased 912,957 shares of common stock at an average price of $26.22 for a total purchase price of $23.9 million. Since August 2022, the Company has repurchased and retired 3,987,494 shares of common stock at an average purchase price of $30.06 per share for a total price of $119.9 million.

After accounting for shares repurchased through November 3, 2026, the Company has approximately $90.1 million available to repurchase shares under its program. No time limit has been established for the completion of the program, and the repurchases are expected to be executed from time to time, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans.

Business Outlook
Despite ongoing price discovery and wider than normal bid/ask spreads, the Company believes the commercial real estate transaction market is poised to overcome the near-term challenges which are currently expected to extend through 2026. Accordingly, the Company believes it remains well-positioned to return to long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The Company believes the size and fragmentation of the Private Client Market continue to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all U.S. commercial property transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI had an estimated 18% share of this segment by transaction count in 2025.

Key factors that may influence the Company’s business during the remainder of 2026 include:
•Volatility in transactional activity and investor sentiment driven by:
▪potentially volatile cost of debt capital;
▪interest rate uncertainty, the potential for rising inflation and the heightened bid/ask spread between buyers and sellers;
▪risks of a potential recession and its unfavorable impact on commercial real estate space demand;
▪possible impact of the U.S. administration’s tariff, immigration, geopolitical and other policy changes on market sentiment, which may influence transaction velocity and/or future fluctuations in interest rates, sales and financing activity; and
▪increases in operating expenses driven by labor costs, insurance, taxes and cost of construction materials.
•The implementation of new tax laws, many of which are beneficial to commercial real estate investors;
•Volatility in the markets in which the Company operates;
•Increases in costs related to in-person events, client meetings, and conferences;
•Global geopolitical uncertainty, which may cause investors to refrain from transacting; and
•The potential for acquisition activity and subsequent integration.
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, November 6, 2026 through 11:59 p.m. Eastern Time on Friday, November 20, 2026 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13759356.
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research and advisory services. As of December 31, 2025, the Company had 1,808 investment sales and financing professionals in 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory, and leasing services to its clients. Marcus & Millichap, Inc. closed 8,818 transactions in 2025, with a sales volume of $50.8 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including our expectations regarding the long-term outlook of the commercial real estate transaction market, and our positioning within it, our belief relating to the Company’s long-term growth, our assessment of the key factors influencing the Company’s business outlook, including the expectation for future changes in interest rates or inflation and their impact on commercial real estate demand, and the execution of our capital return program, including a semi-annual dividend and stock repurchase program. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of inflation and changes to interest rates;
•our ability to attract and retain qualified senior executives, managers, and investment sales and financing professionals;
•the impact of forgivable loans and related expense resulting from the recruitment and retention of agents;
•the impact of litigation and our success in appealing any judgments entered against us;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cybersecurity risks and ransomware attacks, and any related impact on our brand reputation or clients;
•the failure to maintain the security of our information and technology networks, including personally identifiable and client information;
•changes in interest rates, availability of capital, tax laws, tariffs and trade regulations, executive orders, employment laws, or other government regulation affecting our business;
•our ability to successfully identify, negotiate, execute, and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K or in any subsequent SEC report.

In addition, in this release, words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “goal,” “expect,” “predict,” “potential,” “should,” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended September 30, 2026. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Real estate brokerage commissions	$174,105	$162,166	$479,219	$427,205
Financing fees	26,980	26,292	84,092	70,681
Other revenue	7,283	5,434	19,439	13,320
Total revenue	208,368	193,892	582,750	511,206
Operating expenses:
Cost of services	133,452	120,996	363,755	315,962
Selling, general and administrative	73,517	72,527	216,420	215,629
Depreciation and amortization	2,305	2,743	7,044	8,745
Total operating expenses	209,274	196,266	587,219	540,336
Operating loss	(906)	(2,374)	(4,469)	(29,130)
Other income, net	3,656	4,041	11,611	13,518
Interest expense	(155)	(197)	(448)	(584)
Income (loss) before provision (benefit) for income taxes	2,595	1,470	6,694	(16,196)
Provision (benefit) for income taxes	1,588	1,230	4,878	(979)
Net income (loss)	$1,007	$240	$1,816	$(15,217)

Earnings (loss) per share:
Basic	$0.03	$0.01	$0.05	$(0.39)
Diluted	$0.03	$0.01	$0.05	$(0.39)
Weighted average common shares outstanding:
Basic	37,893	39,013	37,972	38,982
Diluted	38,296	39,175	38,266	38,982

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $13.8 billion for the three months ended September 30, 2026, encompassing 2,316 transactions consisting of $9.4 billion for real estate brokerage (1,584 transactions), $2.9 billion for financing (423 transactions) and $1.5 billion in other transactions, including leasing, consulting and advisory services (309 transactions). Total sales volume was $40.0 billion for the nine months ended September 30, 2026, encompassing 6,644 transactions consisting of $26.8 billion for real estate brokerage (4,462 transactions), $9.5 billion for financing (1,301 transactions) and $3.7 billion in other transactions, including leasing, consulting and advisory services (881 transactions). As of September 30, 2026, the Company had 1,568 investment sales professionals and 102 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage	2026	2025	2026	2025
Average number of investment sales professionals	1,564	1,554	1,597	1,558
Average number of transactions per investment sales professional	1.01	1.02	2.79	2.65
Average commission per transaction	$109,915	$102,248	$107,400	$103,289
Average commission rate	1.85%	1.94%	1.79%	1.85%
Average transaction size (in thousands)	$5,940	$5,270	$6,005	$5,569
Total number of transactions	1,584	1,586	4,462	4,136
Total brokerage sales volume (in millions)	$9,409	$8,358	$26,793	$23,033

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing (1)	2026	2025	2026	2025
Average number of financing professionals	102	101	102	101
Average number of transactions per financing professional	4.15	4.02	12.75	11.41
Average fee per transaction	$51,652	$50,246	$54,077	$49,176
Average fee rate	0.76%	0.71%	0.74%	0.69%
Average transaction size (in thousands)	$6,830	$7,065	$7,341	$7,108
Total number of transactions	423	406	1,301	1,152
Total financing sales volume (in millions)	$2,889	$2,868	$9,550	$8,188
(1)Operating metrics exclude certain financing fees not directly associated with transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market for real estate brokerage:

	Three Months Ended September 30,
	2026			2025			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	222	$135	$6,123	244	$151	$7,356	(22)	$(16)	$(1,233)
Private Client Market ($1 – <$10 million)	1,161	3,779	105,989	1,164	3,758	102,323	(3)	21	3,666
Middle Market ($10 – <$20 million)	121	1,671	30,501	106	1,405	26,139	15	266	4,362
Larger Transaction Market (≥$20 million)	80	3,824	31,492	72	3,044	26,348	8	780	5,144
	1,584	$9,409	$174,105	1,586	$8,358	$162,166	(2)	$1,051	$11,939

	Nine Months Ended September 30,
	2026			2025			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	645	$381	$17,559	657	$396	$18,032	(12)	$(15)	$(473)
Private Client Market ($1 – <$10 million)	3,295	10,816	300,340	3,026	9,791	273,542	269	1,025	26,798
Middle Market ($10 – <$20 million)	283	3,888	71,861	262	3,540	66,251	21	348	5,610
Larger Transaction Market (≥$20 million)	239	11,708	89,459	191	9,306	69,380	48	2,402	20,079
	4,462	$26,793	$479,219	4,136	$23,033	$427,205	326	$3,760	$52,014

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	September 30, 2026 (unaudited)	December 31, 2025
Assets
Current assets:
Cash, cash equivalents, and restricted cash (restricted cash of $2,029 and $11,253 at September 30, 2026 and December 31, 2025, respectively)	$189,223	$161,921
Commissions receivable	15,423	14,851
Income tax receivable	1,852	1,962
Marketable debt securities, available-for-sale (amortized cost of $57,221 and $90,557 at September 30, 2026 and December 31, 2025, respectively, and $0 allowance for credit losses)	57,141	90,564
Advances and loans, net	14,378	15,299
Prepaid expenses and other assets, current	37,887	24,613
Total current assets	315,904	309,210
Property and equipment, net	23,769	23,877
Operating lease right-of-use assets, net	68,609	74,333
Marketable debt securities, available-for-sale (amortized cost of $130,138 and $145,570 at September 30, 2026 and December 31, 2025, respectively, and $0 allowance for credit losses)	126,453	145,701
Assets held in rabbi trust	13,998	13,476
Deferred tax assets, net	43,926	44,586
Goodwill and other intangible assets, net	40,404	41,662
Advances and loans, net	131,473	147,215
Other assets, non-current	20,689	27,120
Total assets	$785,225	$827,180
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,889	$11,021
Deferred compensation and commissions	47,669	57,463
Operating lease liabilities	16,260	18,796
Accrued bonuses and other employee related expenses	20,977	23,856
Other liabilities, current	18,396	10,311
Total current liabilities	113,191	121,447
Deferred compensation and commissions	34,496	35,416
Operating lease liabilities	56,063	59,459
Other liabilities, non-current	7,423	7,755
Total liabilities	211,173	224,077
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 37,951,698 and 38,422,993 at September 30, 2026 and December 31, 2025, respectively	4	4
Additional paid-in capital	209,370	192,945
Retained earnings	367,698	409,753
Accumulated other comprehensive (loss) income	(3,020)	401
Total stockholders’ equity	574,052	603,103
Total liabilities and stockholders’ equity	$785,225	$827,180

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)
Adjusted EBITDA Reconciliation
The Company defines Adjusted EBITDA as net income (loss) before (i) interest income and other, including interest on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, and net realized gains (losses) on marketable debt securities, available-for-sale, (ii) interest expense, (iii) provision (benefit) for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss), operating loss or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income (loss), to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$1,007	$240	$1,816	$(15,217)
Adjustments:
Interest income and other (1)	(3,605)	(3,487)	(11,067)	(11,898)
Interest expense	155	197	448	584
Provision (benefit) for income taxes	1,588	1,230	4,878	(979)
Depreciation and amortization	2,305	2,743	7,044	8,745
Stock-based compensation	6,791	5,966	20,187	18,368
Adjusted EBITDA	$8,241	$6,889	$23,306	$(397)
(1)Other includes net realized gains (losses) on marketable debt securities available-for-sale.
Glossary of Terms
•Private Client Market: transactions with values from $1 million up to but less than $10 million
•Middle Market: transactions with values from $10 million up to but less than $20 million
•Larger Transaction Market: transactions with values of $20 million and above
•Acquisitions: acquisitions of businesses accounted for as a business combination in accordance with U.S. GAAP

Certain Adjusted Metrics
Real Estate Brokerage
Following are actual and as adjusted metrics excluding any large transactions in our real estate brokerage business in excess of $300 million:

	Three Months Ended September 30, 2026		Nine Months Ended September 30, 2026
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total sales volume increase	12.6%	12.6%	16.3%	12.4%
Average commission rate decrease	(4.6)%	(4.6)%	(3.2)%	(0.5)%
Average transaction size increase	12.7%	12.7%	7.8%	4.2%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com